Certificate of Designations (Series A)

REVOLUTIONARY CONCEPTS INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

10.5% SERIES-A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

The undersigned, Ronald Carter, does hereby certify that:

1. He is the President and Chief Executive Officer of Revolutionary Concepts Inc (REVO), a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue up to 20,000,000 shares of its preferred stock, of which, the Company plans to issue up to five million (5,000,000) of Series-A of Preferred Stock  The A Holders have to right to vote on the A-1, A-2, and B Preferred in accordance with the Certificate of Designations.  The company reserves the right to designate various classes of the preferred shares in accordance with its bylaws and intended use.

3. The following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors “)

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as the “ Preferred Stock ,” consisting of up to twenty million (20,000,000) shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of the Preferred Stock and the number of shares constituting any Series-And the designation thereof, of any of them; and

WHEREAS, it is the intent of the Board of Directors to resolve outstanding debt to creditors via newly created preferred shares. The Board of Directors have agreed and elected to make available to the creditors a preferred class of Series B shares which pays a dividend.

WHEREAS, the Board of Directors also agreed to use the preferred shares for various purposes such as; the purchasing of the company’s common shares, resolving outstanding debts to creditors, and/or for allowing  the creditors or debtors to purchase the preferred class of shares from the company.

WHEREAS, it is the intent of the Board of Directors to allow shareholders of common stock the new class of preferred shares in exchange for their common stock.

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock which shall consist of up to 5,000,000 shares of the Preferred Stock which the Corporation has the authority to issue to be designated as “10.5% Series-A Convertible Preferred Stock, and subsequent classes as may become necessary.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for the resolution of debt to be used for various purposes as previously stated.

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TERMS OF 10 ½% SERIES-A CONVERTIBLE PREFERRED STOCK

Section 1.  Definitions.

For the purposes hereof, the following terms shall have the following meanings:

“Additional Dividend” shall have the meaning set forth in Section 3(b).

“Additional Shares of Common Stock” shall have the meaning set forth in Section 7(b).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Aggregate Consideration” received by the Corporation with respect to any issuance of Additional Shares of Common Stock shall:

(a) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issuance and without deduction of any expenses payable by the Corporation,

(b) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and

(c) with respect to Common Stock Equivalents, the purchase price or other consideration received by the Corporation in connection with the issuance of such Common Stock Equivalents, together with the amount of any exercise price or other additional consideration payable to the Corporation in connection with the exercise or conversion (as applicable) of such Common Stock Equivalents.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Asset” means where the Company acknowledges in its books and records the value, any item of economic value, owned by an individual or corporation, especially that which could be converted to cash.

“Best efforts” means an agreement in which a company or underwriter promises to make a full-fledged attempt to sell as much of a direct public offering or an initial public offering as possible to the public, with no guarantee of success.

“Bankruptcy Proceeding” means

(i) (a) a voluntary case, action, proceeding or petition or

(b) the consent to the institution of, or failure to contest in a timely and appropriate manner, any involuntary case, action, proceeding or petition seeking the liquidation, reorganization or other relief in respect of the Corporation, or of a substantial part of its assets, under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or

(ii) the application or consent to the appointment of a receiver, interim receiver, receiver manager, trustee, custodian, sequestrator, conservator or similar official for the Corporation or for a substantial part of its assets and, in any such case, such case, action, proceeding or petition shall continue un-dismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

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“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of

(a) acquisition after the date hereof by any Person or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of a majority of the voting securities of the Corporation (other than by means of conversion or exercise of Series-A Preferred Stock and the Parity Securities or upon conversion of any currently outstanding convertible securities in accordance with the terms thereof as in effect on the date hereof),

(b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation as of immediately prior to such transaction do not own a majority of the aggregate voting power of the Corporation or the successor entity of such transaction,

(c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation as of immediately prior to such transaction do not own a majority of the aggregate voting power of the acquiring entity immediately after the transaction,

(d)  the Corporation, directly or indirectly, transfers a majority of the asset value and/or enterprise value of the Corporation (whichever is lower) to another Person and the stockholders of the Corporation as of immediately prior to such transaction do not  own a majority of the aggregate voting power of the acquiring entity immediately after the transaction, or

(e) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by the Group or a majority of those individuals who are members of the Board of Directors on the Closing Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by the Group or a majority of the members of the Board of Directors who are members on the Closing Date), in each case that has been approved by the stockholders of the Corporation as required under:

(i) the Nevada corporate law,

(ii)  the Corporation’s certificate of incorporation,

(iii) this Certificate of Designation or

(iv) any other agreement to which the Corporation is a party, as applicable.  Notwithstanding the foregoing, none of the following shall constitute a Change of Control Transaction:

(a) any pledge, mortgage, grant of security interest, sale-leaseback or similar transaction (excluding any foreclosure sale),

(b) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor to the Corporation and no acquiring Person or group acquires 20% or more of the outstanding voting securities of the Corporation in such transaction or transactions, or

(c) any transaction or series of transactions principally for the bona fide acquisition of another Person after which no Person or group acquires 20% or more of the outstanding voting securities of the Corporation.

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“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the date on which the Closing occurs pursuant to Section 2.1 of the Purchase Agreement.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such common stock may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiary which would, directly or indirectly, entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time, directly or indirectly, convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Confidential Information” means any non-public information regarding the Corporation or the Subsidiary (whether in oral or written form), including, but not limited to, business plans and business perspectives, financial information, sales, sales categories, operating methods, inventory, gross margin, profit, expense or other data, reports, surveys or similar information.

“Conversion Agreement” means the parties have executed a Member Interest Purchase Agreement (the “MIPA”) or the parties have executed a Securities Purchase agreement pursuant to the Certificate of Designations of a series of Convertible Preferred Stock filed by the Company with the State of Nevada. These agreements are subject to the terms and conditions set forth in this Agreement and are pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement; and of the mutual covenants contained in this Agreement. And for the good and valuable consideration the receipt and adequacy of which are hereby acknowledged.

“ Conversion Date ” means the Elective Conversion Date or VWAP Automatic Conversion Date, as applicable.

“ Conversion Price ” shall have the meaning set forth in Section 6(c).

“ Conversion Shares ” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all Conversion Shares, so long as such Conversion Shares are Registrable Securities (as such term is defined in the Registration Rights Agreement) of the Holders, who shall be named as “selling stockholders” therein and meets the requirements of the Registration Rights Agreement.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Effective Date” has the meaning set forth in the Securities Purchase Agreement.

“Elective Conversion Date” shall have the meaning set forth in Section 6(a).

“Equity Conditions” means, as of the date in question:

(a) the Corporation shall have duly honored all conversions of Series-A Preferred Stock occurring pursuant to one or more Notices of Elective Conversion provided by the applicable Holder to the Corporation, if any;

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(b) the Corporation shall have paid all amounts owing to the applicable Holder under this Certificate of Designation in respect of its Series-A Preferred Stock, if any;

(c) the Common Stock is trading on a Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future);

(d) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the Conversion Shares;

(e) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated;

(f) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information; and

(g) a Bankruptcy Proceeding shall not be pending against the Corporation

“Exchange Act ” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” shall have the meaning set forth in the Securities Purchase Agreement.

“Face Value ” means both The Company and the Purchaser(s) acknowledges the stated value and the original value of promissory note(s), the face value of a loan refers to the principal of the loan, which is the original amount of the loan as detailed in the loan contract, promissory note, or debt instrument. The amount of the obligation or loan constitutes what is due to the promisee.  The promissory note itself has no face value.  It may or may not be considered legal tender, although it can be transferred from one obligee to another.  It does show the amount of the obligation or consideration due to the promisee by the promisor, which all parties have agreed on.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“GAAP” means Generally Accepted Accounting Principles.

“Holder” shall have the meaning given such term in Section 3(a).

“Indebtedness” means

(a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business),

(b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same area or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and

(c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities that are explicitly senior or pari passu to the Series-A Preferred Stock in dividend rights or liquidation preference.

REVOPage 5

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“Listing” The Company presently intends to meet the listing requirements of the Toronto Stock Exchange Venture, NASDAQ and/or the American Stock Exchange within the next 24-36 months.  The company presently on a best effort basis intends to meet the listing requirements of a recognizable exchange, there is no guarantee that the company can or will achieve this; it is only being done on a best effort basis.

“Make-Whole Payment” shall have the meaning set forth in Section 3(a).

“Nevada Courts” shall have the meaning set forth in Section 12 (d).

“Notice of COC” shall have the meaning set forth in Section 5

“Notice of Elective Conversion” shall have the meaning set forth in Section 6(a).

“Notice of VWAP Automatic Conversion” shall have the meaning set forth in Section 3(b).

“Originally Issued” means that number of shares of the Series-A Preferred Stock issued on the date of the first issuance of such shares, regardless of the number of transfers of any particular shares of Series-A  Preferred Stock thereafter and regardless of the number of certificates which may be issued to evidence such Series-A Preferred Stock.

“Parity Securities” means the Series-A Preferred Stock, the Series-A-1 Preferred Stock, the Series-A-2 Preferred Stock and all other capital stock of the Corporation, whether now or hereafter authorized, that is explicitly stated to be pari passu with the Series-A Preferred Stock, the Series-A-1 Preferred Stock and the Series-A-2 Preferred Stock in dividend rights or liquidation preference.

“Participation Maximum” shall have the meaning set forth in Section 9(a).

“Permitted Indebtedness” means, with respect to the Corporation, any:

(a) indebtedness and other obligations arising in the ordinary course of operations or business such as those in respect of business expense reimbursements, workers’ compensation claims, bid or performance bonds, surety bonds or letters of credit, option money for leases, businesses, or types of chattel, leases or deferred purchase price of equipment, trade credit, endorsement of checks, and completion guarantees,

(b) indebtedness under a revolving credit facility from banks or similar financial institutions in a principal amount of up to $10,000,000,

(c) indebtedness incurred to finance the acquisition (purchase of equity, debentures) construction or improvement of any newly acquired business, property or asset so long as recourse with respect to such indebtedness is limited solely to such newly acquired business, property or asset; and

(d) indebtedness existing as of immediately after the Closing or in the future that is set forth on the Disclosure Schedule to the Purchase Agreement or that arises out of operations in the future, all of which must be approved by the Board and Mr. Ali, and/or the Group.

“Permitted Lien” means Liens incurred in connection with Permitted Indebtedness.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Preferred A” shall have the meaning set forth in Section 7(b).

“Pre-Notice” shall have the meaning set forth in Section 9(b).

“Pro Rata Portion” shall have the meaning set forth in Section 9(e).

“Purchase Agreement” means Securities Purchase Agreement, dated on or about the Closing Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities” has the meaning set forth in the Securities Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series-A Preferred Stock” means the Series-A Convertible Preferred Stock of the Corporation, with the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights, and Limitations of 10 ½% Series-A Convertible Preferred Stock filed contemporaneously herewith in the Office of the Secretary of State of Nevada.

“Series-A-1 Preferred Stock” means the Series-A-1 Convertible Preferred Stock of the Corporation, with the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights, and Limitations of 10 ½% Series-A Convertible Preferred Stock filed contemporaneously herewith in the Office of the Secretary of State of Nevada.

“Series-A-2 Preferred Stock” means the Series-A-2 Convertible Preferred Stock of the Corporation, with the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights and Limitations of 10 ½% Series-A-2 Convertible Preferred Stock, filed contemporaneously herewith in the Office of the Secretary of State of Nevada.

“Stated Value” shall have the meaning set forth in Section 2.

“Subsequent Financing” shall have the meaning set forth in Section 9(a).

“Subsequent Financing Notice” shall have the meaning set forth in Section 9(b).

“Subsidiary” shall have the meaning set forth in the Securities Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Toronto Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTC Bulletin Board and the OTC Markets, or any other national or international exchange in which securities, commodities, derivatives and other financial instruments are traded, (or any successors to any of the foregoing).

“Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies:

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(a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)),

(b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board,

(c)  if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or

(d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

The Group” means Mr. Ernest Delong, Trustee and Ms. N. Singletary, Managing Member, for disclosure purposes only, any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Person, Legal entities, Controlling Persons, or Entities controlled by for various trust receiving preferred shares for the resolution of debt, of which,  Mr. Solomon Ali, his heirs and/or assigns, personal representatives, and any Trusts in which Mr. Ali was the Settlor, (and may or may not be a beneficiary) including Deen Executive Trust, Falah Family Trust, Ghanimah Holdings Trust, Ibadah Life Trust, Patronus Capital Trust, Premier Executive Trust and, Rainco Holdings Trust. Inclusive in “The Group” are any individual retirement accounts held by Mr. Ali. Mr. Ali, may or may not, be an affiliate and controlling party of R.I. Holdings, Inc., Inc., NDR Energy Group, LLC (a Nevada Limited Liability Company), Rainco Industries, Inc., Rainco Management, Universal Bioenergy, Inc., Revolutionary Concepts (REVO), Eyetalk365, R.I. Technology LLC and Global Energy Group, LLC (a Nevada Limited Liability Company).  Members of “The Group”, may or may not, be considered affiliates, those that are recognized as non-affiliates should be determined by a legal opinion, keeping with security rules and regulations.

Section 2. Designation, Amount and Par Value.

The series of Preferred Stock designated by this Certificate of Designation shall be the Corporation’s 10.5% Series-A Convertible Preferred Stock (the “Series-A Preferred Stock”) and the authorized to be five million (5,000,000). Each share of Series-A Preferred Stock shall have a par value of $0.0001 number of shares so designated shall 1 per share and a stated value equal to $0.06 (the “Stated Value”).

Section 3.  Dividends.

a) Dividends in Cash or in Kind. Subject to Section 3(f) below, Holders of Series-A Preferred Stock (each, a “Holder and collectively, the “Holders”) shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 10.5% per annum, at time of closing and on each Conversion Date (with respect only to Series-A Preferred Stock being converted) (each such date, a “ Dividend Payment Date ”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), as set forth below   in this Section 3(a)  The form of dividend payments to each Holder shall be, at the election of the Corporation:

(i) if funds are legally available for the payment of dividends, in cash,

(ii) subject to the satisfaction of the Equity Conditions, in shares of Common Stock, which shall be valued solely for such purpose at the average of the VWAPs the 3 lowest trading prices in the last

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30 days for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date,

(iii) subject to the satisfaction of the Equity Conditions, in additional shares (including, without limitation, fractional shares) of Series-A Preferred Stock, in an amount equal to the dollar amount of such dividend payment divided by the Stated Value per share, or

(iv) subject to the satisfaction of the Equity Conditions, in any combination of the property described in the foregoing clauses (i) , (ii) , and (iii) .  The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued upon conversion of Series-A Preferred Stock pursuant to Section 6.

(v) One (1) year from closing dividend payment will be owed & the owed dividend payment from prior year will be paid out at end of 2nd quarter of the second year.  If funds are available, in cash, if funds are not available in cash, to be paid in stock or other equivalent.

b) Dividends Upon an Automatic Conversion of Series-A-2 Preferred Stock.

In the event of the automatic conversion of Series-A-2 Preferred Stock into shares of Common Stock pursuant to Section 6(c) of the Series-A-2 Certificate of Designation (as defined in the Purchase Agreement).  The Corporation shall also pay to the Holders of Series-A Preferred Stock an additional dividend, for each share of Series-A Preferred Stock, equal to:

(i) the net present value as of the VWAP Automatic Conversion Date (as defined in the Series-A-2 Certificate of Designation) of such Series-A-2 Preferred Stock of a payment equal to 22 ½% of the Stated Value of one (1) share of Series-A Preferred Stock (calculated assuming a discount rate of 10 ½%) minus

(ii) the aggregate amount of any quarterly dividends paid on one (1) share of Series-A Preferred Stock before the VWAP Automatic Conversion Date (the “Additional Dividend”); provided, however, that in the event the Holders of Series-A Preferred Stock receive an Additional Dividend payment, then dividends to be paid pursuant to Section 3(a) hereof shall not resume to be paid until owed, of the calendar year next following the Additional Dividend payment.

(a) Corporation’s Payment of Dividends in Cash or in Additional Shares of Stock.  The Corporation shall promptly notify the Holders at any time the Corporation shall become unable to legally pay quarterly dividends in cash.  The Corporation shall provide the Holders with at least 20 Trading Days’ notice of its election to pay a quarterly dividend in shares of Common Stock or additional shares of Series-A Preferred Stock (the Corporation may indicate, in any such notice, that the election contained in such notice shall continue for later periods until revised by a subsequent notice).

(b) Dividend Calculations  Dividends on the Series-A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Closing Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Payment of dividends in shares of Common Stock or additional shares of Series-A Preferred Stock (as applicable) shall be made in a manner consistent with Section6(d)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed to be the Conversion Date.  Dividends shall cease to accrue with respect to any Series-A Preferred Stock when converted.  Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares of Common Stock and/or Series-A Preferred Stock, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series-A Preferred Stock held by each Holder on such Dividend Payment Date.

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(c) Other Securities

• So long as any Series-A Preferred Stock shall remain outstanding:

(i) neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire, directly or indirectly, any Junior Securities; and

(ii) the Corporation and any Subsidiary thereof shall only redeem, repurchase or otherwise acquire, directly or indirectly, any Parity Securities ratably with the Series-A Preferred Stock on a pari passu basis.

• So long as any Series-A Preferred Stock shall remain outstanding:

(i) neither the Corporation nor any Subsidiary thereof shall, directly or indirectly, pay or declare any dividend or make any distribution upon any Junior Securities (other than a dividend or distribution solely in additional shares of Junior Securities), in each case as long as any dividends due on the Series-A Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities; and

(ii) the Corporation and any Subsidiary thereof shall only, directly or indirectly, pay or declare any dividend or make any distribution upon any Parity Securities, or set aside or apply any monies for the purchase or redemption (through a sinking fund or otherwise) of any Parity Securities, if it simultaneously, on a pari passu basis and ratably among the holders of the Series-A Preferred Stock and the holders of all Parity Securities, pays or declares a dividend or distribution, or sets aside or applies monies for the purchase or redemption (through a sinking fund or otherwise), of the Series-A Preferred Stock.

(a) Payment of Dividends in Kind  During the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date, in the event on any Dividend Payment Date the Registration Statement (as defined in the Registration Rights Agreement) has not been declared effective in accordance with Section 2(b) of the Registration Rights Agreement, any dividend payable in Common Stock or Series-A Preferred Stock shall accrue and be payable to the Holders of the Series-A Preferred Stock within five (5) business days following the date that such Registration Statement is declared effective.  In the event on any Dividend Payment Date following the eighteen (18) month anniversary of the Closing Date, the Registration Statement has not been declared effective or the Corporation has failed to maintain its effectiveness during the Effectiveness Period (as defined in the Registration Rights Agreement), all dividends payable to the Holders of the Series-A Preferred Stock shall be payable, if funds are legally available for payment, in cash only. If such funds are not legally available for payment, any dividend payable shall accrue and be immediately payable to the Holders of the Series-A Preferred Stock in cash, when such funds become legally available, or, at the option of the Corporation, subject to the effectiveness on such date of the Registration Statement, as otherwise provided for herein; provided however, that if such funds are not legally available and the Registration Statement is not effective, the Holders of the Series-A Preferred Stock can waive the requirement that the Registration Statement be effective and elect to received dividend payments as otherwise provided for herein.

Section 4.  Voting Rights.

A) Except as otherwise provided herein or as otherwise required by law, each Holder of Series-A Preferred Stock shall:

(i) be entitled to notice of any annual or special meeting of the stockholders of the Corporation, at the same time and in the same manner as of the holders of Common Stock in accordance with the by-laws of the Corporation; and

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(ii) vote together with the Common Stock at any annual or special meeting of the stockholders of the Corporation, or in any action by written consent of stockholders of the Corporation in lieu of meeting, on an as-converted to Common Stock basis, with each share of Series-A Preferred Stock entitling its Holder to the number of votes of Series-A preferred stock that could be converted under the Certificate of Designation as of the close of business equal to two-hundred (200) times the number of shares of Common Stock into which such shares on the record date fixed for such meeting or the effective date of such written consent; provided, however , that any share of Series-A Preferred Stock held by any Person other than a member of the Group shall instead only entitle its holder to the number of votes equal to the number of shares of Common Stock into which such share of Series-A Preferred Stock could be converted under this Certificate of Designation as of the close of business on the record date fixed for such meeting or the effective date of such written consent.

B) Each share of Series-A Preferred Stock shall entitle its holder to one (1) vote in any matter submitted to vote of the holders of Preferred Stock, voting as a separate class (as opposed to voting with the holders of Common Stock as provided in Section 4(a) ).  Series-A1 and A2 of Preferred Stock shall not in the first 3 years exceed 20,000 shares each, unless voted on and approved by the Series-A.

Section 5.  Liquidation and Change of Control Transactions.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”) or a Change of Control Transaction, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation in the case of a Liquidation, or out of the aggregate consideration received by the Corporation and its stockholders in the case of a Change of Control Transaction, an amount equal to

(i) the Stated Value, plus any accrued and unpaid dividends on the Series-A Preferred Stock, together with any other fees then due and owing thereon under this Certificate of Designation, for each share of Series-A Preferred Stock, on a pari passu basis with any distribution or payment upon a Liquidation or Change of Control Transaction to the holders of Parity Securities and before any distribution or payment shall be made to the holders of any Junior Securities, plus

(ii) the amount the Holders would have been entitled to receive as holders of the number of shares of Common Stock for which the shares of Series-A Preferred Stock are convertible immediately prior to such Liquidation or Change of Control Transaction, on a pari passu basis with any distribution or payment upon a Liquidation or Change of Control Transaction to the holders of Parity Securities and Junior Securities combined. If the assets of the Corporation or aggregate consideration received shall be insufficient to pay in full the respective preference amounts to the Holders of Series-A Preferred Stock and the holders of any Parity Securities described in this Section 5 , then the entire assets of the Corporation or aggregate consideration shall be ratably distributed among the Holders of Series-A Preferred Stock and the holders of any Parity Securities, in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Corporation shall mail written notice of any Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. The Corporation shall provide each Holder with reasonable advance notice (a “Notice of COC”) of the occurrence of a Change of Control Transaction or potential Change of Control Transaction, which shall specify, for each Holder, the number of shares of Series-A Preferred Stock owned on the date of such Notice of COC, the number of shares of Common Stock issuable upon conversion of such Series-A Preferred Stock and the date, if known, on which such Change of Control Transaction is to be effected, which date may not be prior to the date the Corporation delivers such Notice of COC to the Holders.  The calculations and entries set forth in the Notice of COC shall control in the absence of manifest or mathematical error.  Each Holder shall deliver the certificate(s) representing the shares of Series-A Preferred Stock as instructed in the Notice of COC.

Section 6.  Conversion.

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a) Conversions at Option of Holder.  Irrevocably, each share of Series-A Preferred Stock shall be convertible, at any time and from time to time from and after the Closing Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series-A Preferred Stock by the Conversion Price then in effect.  Holders shall effect voluntary conversions  pursuant to this Section 6(a) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Elective Conversion”).  Each Notice of Elective Conversion shall specify the number of shares of Series-A Preferred Stock to be converted, the number of shares of Series-A Preferred Stock owned prior to the conversion at issue, the number of shares of Series-A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Elective Conversion Date”).  If no Elective Conversion Date is specified in a Notice of Elective Conversion, the Elective Conversion Date shall be the date that such Notice of Elective Conversion is delivered hereunder.  The calculations and entries set forth in the Notice of Elective Conversion shall control in the absence of manifest or mathematical error.  To effect elective conversions of shares of Series-A Preferred Stock pursuant to this Section 6(a), a Holder shall not be required to surrender the certificate(s) representing the shares of Series-A Preferred Stock to the Corporation unless all of the shares of Series-A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series-A Preferred Stock promptly following the Elective Conversion Date at issue.  Any certificate representing shares of Series-A Preferred Stock that have been converted in whole or part by such Holder shall be void and should be destroyed upon receipt of replacement certificate(s) from the Corporation.  Shares of Series-A Preferred Stock converted into Common Stock pursuant to this Section 6(a) shall be canceled and shall not be reissued.

b) [RESERVED]

c) Conversion Price.  The conversion price for the Series-A Preferred Stock shall initially equal $0.00016; subject to adjustment herein (the “Conversion Price”).

d) Mechanics of Conversion

(i) Delivery of Certificate upon Conversion. Not later than three (3) Trading Days after each Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting Holder:

(A) a certificate or certificates representing the Conversion Shares which, on or after the earlier of:

(a) the one (1) year anniversary of the Closing Date; or

(b) the Effective Date, shall be free of restrictive legends and trading restrictions pursuant to all state and federal statutes and SEC regulatory guidelines (other than those which may then be required by the Purchase Agreement so long as it remains in accordance with all state and federal statues as well as SEC guidelines) representing the number of Conversion Shares being acquired upon the conversion of the Series-A Preferred Stock. Any non-affiliate may be able to convert dividends into common shares, and any and all preferred shares shall be deemed to have been held for over a year under the SEC’s rules covering tack back of like-kind securities. Any affiliate will be required to hold one year if it hasn’t already been construed. All convertible notes or debentures which have already met the required holding period shall be under the SEC’s required holding periods to be free of any legends or restrictions; and/or

(B) a blank check in the amount of accrued and unpaid dividends (to the extent that the Corporation has elected to pay accrued dividends in cash).  On or after the earlier of:

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1) the one (1) year anniversary of the Closing Date or

2) the Effective Date, the Corporation shall use commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(i) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares irrevocable, upon conversion of Series-A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any other provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder or such other Person.  In the event a Holder shall elect to convert any or all of its Series-A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series-A Preferred Stock of such Holder shall have been sought and obtained.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages or all other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Holders rights are irrevocable

(ii) Liquidated Damages.  If the Corporation fails to deliver to a Holder such certificate or certificates representing Conversion Shares within five (5) Trading Days after the Elective Conversion Date provided in a Notice of Elective Conversion pursuant to Section 6(a), the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each share of Series-A Preferred Stock elected to be converted, $50 per Trading Day for each Trading Day after such fifth (5th) Trading Day after the Elective Conversion Date until such certificates are delivered or such Holder is reimbursed in accordance with Section 6(d)(iv) . Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates within five (5) Trading Days after the Elective Conversion Date, and if after such date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Notice of Elective Conversion (a “ Buy-In ”), then the Corporation shall

(A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of

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(1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by

(2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and

(B) at the option of such Holder, either reissue (if surrendered) the shares of Series-A Preferred Stock equal to the number of shares of Series-A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with the Notice of Elective Conversion. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series-A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series-A Preferred Stock as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion.

• The Corporation covenants that it will, at all times while any Series-A Preferred Stock:

(A) remains outstanding or

(B) is reserved for issuance or otherwise issuable under any promissory note or agreement to which the Corporation is a party, reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of such Series-A Preferred Stock, free from preemptive rights or any other purchase rights of Persons other than the Holder (and the other holders of the Series-A Preferred Stock), not less than 150% of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7 ) upon: 1)the conversion of such Series-A Preferred Stock; and 2)payment of dividends on such Series-A Preferred Stock in shares of Common Stock hereunder.

• The Corporation covenants that it will, at all times while any Series-A Preferred Stock

(A) remains outstanding or

(B) is reserved for issuance or otherwise issuable under any promissory note or agreement to which the Corporation is a party, reserve and keep available out of its authorized and unissued shares of Preferred Stock, for the sole purpose of issuance upon payment of dividends on such Series-A Preferred Stock in additional shares of Series-A Preferred Stock as herein provided, free from preemptive rights or any other purchase rights of Persons other than the Holder (and the other holders of the Series-A Preferred Stock), not less than 150% of the aggregate number of shares of the Series-A Preferred Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7 ) upon the payment of

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dividends on such Series-A Preferred Stock in additional shares of Series-A Preferred Stock hereunder.

• The Corporation covenants that all shares of Common Stock and Series-A Preferred Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be, with respect to such Common Stock and the Common Stock issuable upon conversion of such Series-A Preferred Stock, registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

vi. Fractional Shares.  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series-A Preferred Stock.  As to any fraction of a share of Common Stock, which the Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.  The Corporation may issue fractional shares of Series-A Preferred Stock.

vii.  Transfer Taxes.  The issuance of certificates for shares of the Common Stock upon conversion of the Series-A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series-A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.  Certain Adjustments.

a)  Stock Dividends and Stock Splits.  If the Corporation, at any time while any Series-A Preferred Stock is outstanding:

(i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series-A Preferred Stock),

(ii) subdivides outstanding shares of Common Stock into a larger number of shares,

(iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or

(iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

a) Subsequent Equity Sales.  If, at any time while any Series-A Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to re-price, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or re-price or other

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disposition), any Common Stock or Common Stock Equivalents (“Additional Shares of Common Stock”) at an effective price per share of Common Stock that is lower than the lower of:

(i) 93% of the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the date of issuance of the Additional Shares of Common Stock; or

(ii) the then effective Conversion Price (such lower price, the “Base Conversion Price ” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Additional Shares of Common Stock so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock or Common Stock Equivalents at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on the date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction:

• the numerator of which shall be:

(A) the number of shares of Common Stock issuable upon the conversion of the Series-A Preferred Stock immediately prior to such Dilutive Issuance, plus

(B) the number of shares of Common Stock or Common Stock Equivalents which the Aggregate Consideration received or deemed to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Base Conversion Price; and

• the denominator of which shall be the number of shares of Common Stock issuable upon the conversion of the Series-A Preferred Stock immediately prior to such Dilutive Issuance plus the total number of Additional Shares of Common Stock actually so issued.

Such adjustment shall be made upon any issuance of Additional Shares of Common Stock; provided, however , that no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance.  The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Additional Shares of Common Stock subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

a) Pro Rata Distributions.  If the Corporation, at any time while any Series-A Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 7(b) ), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors of the Corporation in good faith.  In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common

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Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

b) Fundamental Transaction.  If, at any time while any Series-A Preferred Stock is outstanding,

i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person,

ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions,

iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock,

iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization, or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property

v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), in each case other than a Change of Control Transaction (each, a “Fundamental Transaction”), then, upon any subsequent conversion of Series-A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “ Alternate Consideration ”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which Series-A Preferred Stock is convertible immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series-A Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions as those hereof, and issue to the Holders new Series-A Preferred Stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such Series-A Preferred Stock into Alternate Consideration.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “ Successor Entity ”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7( d ) , pursuant to written agreements in form and substance reasonably satisfactory to the Holders of a majority (with such majority to include the Group as long as the Group continues to hold Series-A Preferred Stock) of the then outstanding shares of Series-A Preferred Stock issued pursuant to the Purchase Agreement and approved by such Holders  (without unreasonable delay)

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prior to such Fundamental Transaction, and shall deliver to each Holder in exchange for its Series-A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series-A Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series-A Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series-A Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holders of a majority (with such majority to include the Group as long as the Group continues to hold Series-A Preferred Stock) of the then outstanding shares of Series-A Preferred Stock issued pursuant to the Purchase Agreement.  Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

a) Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7 , the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

b) Notice to the Holders.

i. Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder.  If

(A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common  Stock,

(B) the Corporation shall declare a special nonrecurring cash dividend on or redemption of the Common Stock,

(C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights,

(D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or

(E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series-A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the

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Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiary, the Corporation shall, as required by applicable federal securities law, file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to irrevocably convert the Series-A Preferred Stock during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice, except as may otherwise be expressly set forth herein.

Section 8.  Negative Covenants.

a) As long as at least 25% of the Parity Securities that were Originally Issued are still outstanding, the Corporation shall not, and shall not permit any of the Subsidiary to, directly or indirectly, without the affirmative vote of the holders of a majority of the then outstanding Parity Securities (which shall, as long as the Group still holds at least 25% of the Parity Securities that were Originally Issued, include the Group):

i) Other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money;

ii) other than Permitted Liens, grant, assume or allow to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

iii) repay, repurchase or offer to repay, repurchase or otherwise acquire Common Stock constituting more than 5% of the outstanding shares of Common Stock (measured as of immediately after the Closing), other than as to (i) the Conversion Shares as permitted or required under this Certificate of Designation or any other Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Corporation, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors for so long as the Parity Securities are outstanding;

iv) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly   approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval);

v) enter into any transaction with any Affiliate of an Officer or Director of the Corporation, if such transaction provides for the payment of services in Securities of the Corporation;

vi) amend the Corporation’s certificate of incorporation, by-laws or the Certificate of Designation of any of the Parity Securities in any manner that materially   adversely affects any of the rights, preferences or privileges of the Holders of such Parity Securities;

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vii) approve the issuance of any Preferred Stock, other than the Series-A Preferred Stock, Series-A Preferred Stock and the Series-A-2 Preferred Stock issued in connection with the transactions contemplated under the Transaction Documents;

viii) pay any dividends or make any distributions on any Junior Securities (except in additional shares of Junior Securities);

ix) adopt an executive equity incentive plan which provides for the issuance of greater than 5.0% of the fully diluted equity of the Corporation after taking into account the transactions contemplated under the Transaction Documents;

x) enter into any transaction for the sale or pledge of a material asset of the Corporation;

xi) approve or consent to the initiation of a Bankruptcy Proceeding;

xii) issue any securities of the Corporation in exchange for services to a consultant; or

xiii) enter into any agreement with respect to any of the foregoing.

a) As long as at least 25% of the Parity Securities that were Originally Issued are still outstanding, and as long as “The Group” still holds at least 25% of the Parity Securities that were Originally Issued, the Corporation shall not, and shall not permit any of the Subsidiary to, directly or indirectly, without the affirmative vote of “The Group” and in the event “The Group” is dissolved, Mr. Ali.

i) enter into any transaction for the acquisition of any business, property or asset pursuant to which the Corporation will incur Indebtedness to finance such acquisition in principal amount in excess of $500,000;

ii) pay any dividends pursuant to Section 3(a) hereof in cash in an amount to exceed $500,000;

iii) engage in a private placement of any Common Stock or Common Stock Equivalents of the Corporation;

iv) enter into any transaction that would constitute a Change of Control Transaction;

v) enter into any transaction that would constitute a Fundamental Transaction; or

vi) engage in a registered offering of any Common Stock or Common Stock Equivalents of the Corporation.

a) If the Corporation defaults in complying with the covenants set out in subsection (a) or (b) above, the Corporation shall have thirty (30) days following notice by the holders of the Parity Securities, “The Group” and/or Mr. Ali respectively, specifying the nature of the such default, to remedy such default by

(i) taking all necessary corporate action to void the action that is the subject of such default;

(ii) obtaining the requisite approval of the holders of the Parity Securities, “The Group” and/or Mr. Ali, respectively, for such action consistent with the provisions of this Section 8; or

(iii) obtaining a waiver of such default from the holders of the Parity Securities “The Group” and/or Mr. Ali, respectively.

Section 9.  Preemptive Rights.

a) From the date hereof until such time as all Holders no longer hold any shares of Series-A Preferred Stock, upon any issuance by the Corporation or any of its Subsidiary of Common Stock, Common Stock Equivalents

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for cash consideration, or a combination of units hereof (a “Subsequent Financing”), each Holder, collectively with all holders of Parity Securities, shall have the right to participate in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

b) At least five (5) Trading Days prior to the closing of the Subsequent Financing, the Corporation shall deliver to each Holder a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”).  Upon the request of a Holder, and only upon a request by such Holder, for a Subsequent Financing Notice, the Corporation shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Holder.  The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

c) Any Holder desiring to participate in such Subsequent Financing must provide written notice to the Corporation by not later than 5:30 p.m. (EST) on the fourth (4th) Trading Day after all of the Holders have received the Pre-Notice that the Holder is willing to participate in the Subsequent Financing, the amount of the Holder’s participation, and representing and warranting that the Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice.  If the Corporation receives no such notice from a Holder as of such fourth (4th) Trading Day, such Holder shall be deemed to have notified the Corporation that it does not elect to participate.

d) If by 5:30 p.m. (EST) on the fourth (4th)  Trading Day after all of the Holders have received the Pre-Notice, notifications by the Holders and holders of Parity Securities of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Corporation may affect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

e) If by 5:30 p.m. (EST) on the fourth (4th) Trading Day after all of the Holders have received the Pre-Notice, the Corporation receives responses to a Subsequent Financing Notice from Holders and holders of Parity Securities seeking to purchase more than the aggregate amount of the Participation Maximum, each such Holder shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum.  “Pro Rata Portion” of a Holder means the ratio of: (x) the aggregate Stated Value of the Parity Securities issued to such Holder on the Closing Date; and (y) the aggregate Stated Value of the Parity Securities issued to all holders of Parity Securities participating in such Subsequent Financing under this Section 9 .

f) The Corporation must provide the Holders with a second Subsequent Financing Notice, and the Holders will again have the right of participation set forth above in this Section 9, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

g) Notwithstanding the foregoing, this Section 9 shall not apply in respect of:

a. an Exempt Issuance or

b.  an underwritten public offering of Common Stock.

h) Contemplated hereby and further, both parties acknowledge the Company, reserves the right to modify, correct, amend, or abort any part of this Agreement in whole or in part, without any further notice to the Purchaser(s), except for the parts that are irrevocable between the Company and the Purchaser(s).

Section 10.  Board Appointees, Reaffirmations or Nominees

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a) Promptly after the occurrence of the Closing Date (as defined in the Purchase Agreement):

(i) the Corporation shall take any and all actions so that the members of the current Board of Directors, Ronald Carter, Solomon RC Ali, Bethiel Tesfassilasie and Garry Stevenson, may or may not be, reaffirmed as Board members; however the corporation reserves the right to its shareholders to vote on the new board which may or may not reaffirm the existing board and

(ii) upon written request of the Group and/or Mr. Ali, the Corporation shall, if the Group or Mr. Ali holds at least 25% of the Parity Securities Originally Issued at the time of such request take or cause to be taken any and all actions so that the current Board Members are reaffirmed.  If a reaffirmed member resigns or ceases to be a member of the Board, and as long as the Group shall have continuously held at least 25% of the Parity Securities Originally Issued the Group shall have the right, by written request of the Group to the Corporation, to nominate another Board Nominee to become a member of the Board.

b) “Board Appointee” means a designee of the Group appointed to the Board.

c) “Board Affirmation” means an existing Board of Directors member who remains on the Board without objection from the Group.

d)  “Board Nominee” means a designee of the Group reasonably acceptable to the Board.

e)  If the current Board of Directors reaffirmation is conducted and as long as the Group shall have continuously held at least 25% of the Parity Securities Originally Issued from the date of such Board reaffirmation, then the Corporation shall take or cause to be taken any and all actions so that the reaffirmed Board continues in the same manner and to the same extent as previously required.  Such right shall terminate immediately at such time as the Group ceases for any reason to hold at least 25% of the Parity Securities Originally Issued.

f)  Actions to be taken as described above may include, as necessary, increasing the size of the Board, nominating for election, recommending for election, and soliciting proxies (and, if applicable written consents) for election.

a) Notwithstanding the foregoing, this Section 9 shall not apply in respect of

(i) an Exempt Issuance or

(ii) an underwritten public offering of Common Stock.

Section 11.  Board Nomination Rights.

a) Promptly after the occurrence of the Closing Date (as defined in the Purchase Agreement):

(i) the Corporation shall take any and all actions so that the existing Board of Directors are reaffirmed as Board members; and

(ii) upon written request of the Group, the Corporation shall, if the Group holds at least 25% of the Parity Securities Originally Issued at the time of such request take or cause to be taken any and all actions so that the Reaffirmed Board members become the members of the new Board.  If any current Board member ceases to be a member of the Board, and as long as the Group shall have continuously held at least 25% of the Parity Securities Originally Issued from the date of the first election of a Board Nominee through the date of such request, the Group shall have the right, by written request of the Group to the Corporation, to nominate another Board Nominee to become a member of the Board.

b) “Board Nominee” means a designee of the Group reasonably acceptable to the Board.

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c) If the new Board is reaffirmed pursuant to Section 10(a), and as long as the Group shall have continuously held at least 25% of the Parity Securities Originally Issued from the date of such reaffirmation, then the Corporation shall take or cause to be taken any and all actions so that the reaffirmed Board operates in the same manner and to the same extent as previously required. Such right shall terminate immediately at such time as the Group ceases for any reason to hold at least 25% of the Parity Securities Originally Issued.

d) Actions to be taken as described above include, increasing the size of the Board, nominating for election, recommending for election, and soliciting proxies (and, if applicable written consents) for election as necessary.

e) The obligations of the Corporation under this Section 10 shall terminate upon the consummation of a Change in Control Transaction, if approved by “The Group and/or Mr. Ali.

Section 12. Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 4822 Albemarle Rd., Suite225, Charlotte, NC 28205, Attention: President, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11(a) .  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of

(i) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or

(ii) upon actual receipt by the party to whom such notice is required to be given.

a) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay accrued dividends on the shares of Series-A Preferred Stock at the time, place, and rate, and in the coin, currency or shares (as applicable), herein prescribed.

b) Lost or Mutilated Series-A Preferred Stock Certificate.  If a Holder’s Series-A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series-A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  The Corporation and each Holder agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts of Nevada.  The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the

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enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding.  The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to it at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.  The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

e) Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted or Redeemed Series-A Preferred Stock.  Shares of Series-A Preferred Stock may only be issued pursuant to the Transaction Documents.  If any shares of Series-A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as 10 ½% Series-A Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chairman and Chief Executive Officer as of March 31, 2016.

                                                                                           By: ____________________________________

    Name: Ronald Carter

                                                                                          Title: President and Chief Executive Officer

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